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                                  EXHIBIT 5
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                                                                       EXHIBIT 5
                         [HOLLAND & KNIGHT LETTERHEAD]


January 23, 1996



Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, FL  33401

         Re:     Registration Statement On Form S-4
                 Registration No. 33-63765

Gentlemen:

         We have acted as counsel for Paxson Communications Corporation (the "Corporation"), a Delaware corporation, in connection with the preparation of the above-referenced registration statement, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register the exchange of an aggregate principal of $230,000,000 of its 11 5/8% Senior Subordinated Notes Due 2002 (the "New Notes") for an equal principal amount of its outstanding 11 5/8% Senior Subordinated Notes Due 2002 (the "Old Notes," and with the New Notes collectively, the "Notes.") The Notes have been issued pursuant to an indenture between the Company, the Guarantors listed therein and The Bank of New York, as Trustee, dated as of September 28, 1995 (the "Indenture"). In this connection, you have requested our opinion as to certain matters with respect to the New Notes. Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

         We have reviewed the Registration Statement, the Indenture and such other documents, records and certificates of officers of the Corporation and its subsidiaries and other instruments relating to the authorization and issuance of the Notes as we deemed relevant or necessary for the opinions herein expressed.

         Based on the above, it is our opinion that the $230,000,000 principal amount of New Notes proposed to be issued in exchange for an equal principal amount of Old Notes have been duly authorized and when issued for exchange in accordance with the Registration Statement, the Indenture and the Letter of Transmittal, will be validly issued. The New Notes, upon due acceptance by the Corporation of the Old
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Paxson Communications Corporation

January 23, 1996

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Notes being tendered in exchange therefor as provided in the Registration
Statement, the Indenture and the Letter of Transmittal will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with the terms of such documents.

         For the purposes hereof, we do not purport to be expert in the law of any state other than Florida, the General Corporation Law of the State of Delaware and the United States. We express no opinions as to matters which may be governed by the substantive laws of any state other than Florida or the General Corporation Law of the State of Delaware. Accordingly, the opinions set forth in this letter are qualified in their entirety regarding matters that would be controlled by the substantive laws of any other state (including the laws of New York) by our having assumed that, to the extent relevant to the opinions expressed above, the internal laws of New York conform in all material respects with the internal laws of the state of Florida.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to all references to our firm in the Registration Statement.

         This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and, except as provided in the preceding paragraphs, may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.

                                         Very truly yours,



                                     /s/ Holland & Knight
                                         HOLLAND & KNIGHT